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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2004

FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 2200, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On September 28, 2004, Forest entered into credit facilities totaling $600,000,000, consisting of a $550,000,000 U.S. credit facility through a syndicate of banks led by JPMorgan Chase and a $50,000,000 Canadian credit facility through a syndicate of banks led by JPMorgan Chase Bank, Toronto Branch. The credit facilities mature in September 2009. Subject to the agreement of Forest and the applicable lenders, the size of the credit facilities may be increased by $200,000,000 in the aggregate.

        Availability under the credit facilities will be based either on certain financial covenants included in the credit facilities or the loan value assigned to Forest's oil and gas properties. If Forest's corporate credit rating by Moody's is Ba1 or higher and BB+ or higher by S&P the credit facilities will be governed by certain financial covenants. Alternatively, Forest's availability under the credit facilities will be governed by a borrowing base (Global Borrowing Base), which currently is set at $500,000,000, with $480,000,000 allocated to the U.S. credit facility and $20,000,000 allocated to the Canadian credit facility. The determination of the Global Borrowing Base is made by the lenders, in their sole discretion, taking into consideration the estimated value of Forest's oil and gas properties in accordance with the lenders' customary practices for oil and gas loans. While the Global Borrowing Base is in effect, it is redetermined semi-annually and the available borrowing amount could be increased or decreased as a result of such redeterminations. In addition, Forest and the lenders each have discretion at any time, but not more often than once during any calendar year, to have the Global Borrowing Base redetermined.

        The credit facilities include terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and include financial covenants. Availability, interest rates, security requirements and other terms of borrowing under the credit facilities will vary based on Forest's credit ratings and financial condition, as governed by certain financial tests.

        Under certain conditions amounts outstanding under the credit facilities may be accelerated. Bankruptcy and insolvency events with respect to Forest or certain of its subsidiaries will result in an automatic acceleration of the indebtedness under the credit facilities. Subject to notice and cure periods in certain cases, other events of default under either of the credit facilities will result in acceleration of the indebtedness under the facilities at the option of the lenders. Such other events of default include non-payment, breach of warranty, non-performance of obligations under the credit facilities (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, a failure of the liens securing the credit facilities and an event of default under the Canadian credit facility.

        The credit facilities are collateralized by Forest's assets. Forest is required to mortgage, and grant a security interest in, 75% of the present value of the proved oil and gas properties and related assets of the Company and its subsidiaries. If Forest's corporate credit ratings by Moody's and S&P meet pre-established levels, the security requirements would cease to apply and at Forest's request the banks would release their liens and security interests on Forest's properties.

        From time to time, Forest and the lenders engage in other transactions. These activities include securities offerings where a lender or an affiliate of the lender may serve as an underwriter or initial purchaser of the securities and hedging arrangements where a lender may be a counterparty to the arrangement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

        See the discussion above, under Item 1.01.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)
Dated: October 4, 2004	By:	/s/ NEWTON W. WILSON III Newton W. Wilson III Senior Vice President—General Counsel and Secretary

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  Item 1.01 Entry into a Material Definitive Agreement.
  Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES